Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Expects Increased Loss Provision
and Recognition of Net Loss for Third Fiscal Quarter

Lawrenceburg, Indiana, April 11, 2011 – United Community Bancorp (the "Company") (NASDAQ - UCBA), the holding company for United Community Bank (the "Bank"), announced today that it expects to record a third quarter provision for loan losses of approximately $3.9 million.  As a result, the Company anticipates reporting a net loss for the quarter ended March 31, 2011 ranging from $1.7 million to $2.0 million and for the nine months ended March 31, 2011 ranging from $700,000 to $1.0 million.

The expected increase in the loan loss provision is primarily the result of the anticipated charge-off of $4.4 million in multi-family and non-residential real estate loans, of which $692,000 relates to the restructuring of seven loans during the quarter having an aggregate outstanding principal balance of approximately $3.6 million.  The remaining $3.7 million being charged-off relates to the restructuring of six loans having an aggregate balance of approximately $9.9 million that had been restructured during the 2010 calendar year.  With respect to the previously restructured loans, the initial restructurings provided for lower interest rates for a period of one year.  After initially being current, the borrowers again began to experience payment difficulties, and as a consequence, management restructured the loans by bifurcating the loans, further lowering the interest rates and by requiring a balloon payment in two years.  With respect to all loans restructured in the quarter ended March 31, 2011, while the borrowers remain responsible for the full amount of their original indebtedness, the Company charged-off the amount by which the loans exceeded the fair value of the underlying collateral.  Fair value for each restructured loan was determined based upon a cash flow analysis of the underlying collateral performed by management.  Following the charge-offs, management believes that, based on the loans’ carrying values at March 31, 2011, the properties collateralizing the restructured loans could be sold to a third party without material loss.

As a result of the above actions, troubled debt restructurings are expected to increase to approximately $21.3 million at March 31, 2011, compared to $20.9 million at December 31, 2010 and $10.3 million at June 30, 2010.  However, nonperforming loans are expected to decrease to approximately $20.6 million at March 31, 2011, compared to $23.5 million at December 31, 2010 primarily due to the $4.4 million in charge-offs discussed above.  The ratio of the allowance for loan losses to nonperforming loans is expected to decrease to 23.4% at March 31, 2011 from 28.5% at December 31, 2010 and 53.7% at June 30, 2010.

During the past year, the Company has sought to restructure troubled loans rather than pursue foreclosure or liquidation, believing this approach increased the probability of realizing the best economic outcome for the Company in view of the current economic environment.  Troubled debt restructurings generally involved interest rate reductions or interest-only payment terms for limited time periods, or both, and are placed on nonaccrual.  Generally, as troubled debt restructurings establish a history of performance in accordance with the restructured terms of at least six consecutive months, the loans may be returned to accrual status and no longer be considered nonperforming loans.

The Company anticipates that its stockholders' equity to total assets ratio will be approximately 11.00% at March 31, 2011 as compared to 11.25% at December 31, 2010.  The Bank expects to remain “well capitalized” at March 31, 2011 under all applicable regulatory capital measures.

“The Bank has endured a difficult quarter due to the restructuring of several loans, but we believe that our troubled debt restructuring approach to those loans will result in the best economic outcome for the Company and its shareholders,” said William F. Ritzmann, President and Chief Executive Officer.

The Company anticipates releasing third fiscal quarter results during the week of April 25, 2011.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios and the need for further loan restructurings and charge-offs.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.